                    AGREEMENT AND PLAN OF REORGANIZATION


     This AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") entered into as of the ___ day of May, 1996, by and among:

     BROWN DISC PRODUCTS COMPANY, INC., a Colorado corporation (herein called "BDPC"), with its principal office located at 1120-B
     Elkton Drive, Colorado Springs, Colorado 80907-3568;

     BDPC ACQUISITION CORP., a corporation to be organized by BDPC under the laws of Colorado as a wholly-owned subsidiary of BDPC (herein called the "BDPC Subsidiary");

     KIMBROUGH COMPUTER SALES INC. 3SI, INC., a Colorado corporation (herein called "3SI"), with its principal office located at 6886 South Yosemite Street, Englewood, Colorado 80112;

     RONALD H. COLE, an individual (herein called "COLE"); and

     FRANK BACKES, FREDERICK SLACK and FELIPE LARRY VALDEZ (herein called the "KSI;3SI SHAREHOLDERS").


                              R E C I T A L S:

     WHEREAS, KSI;3SI is engaged in the marketing and sale of computer hardware and software products, integrated computer solutions commonly termed a value-added reseller (the "KSI;3SI Business"); and

     WHEREAS, the KSI;3SI Shareholders own all of the issued and capital stock in KSI;3SI; and

     WHEREAS, BDPC is a publicly-held corporation engaged in the manufacture, packaging and distribution of software media storage products;

     WHEREAS, COLE is the Chairman and Chief Executive Officer of
BDPC;

     WHEREAS, BDPC and KSI;3SI have financed a business plan for the development of certain proprietary software, designs and specifications relating to Internet applications which has been disclosed to, and developed in part by, KSI;3SI (the "BDPC Development Plan"), and KSI;3SI and BDPC desire to jointly implement such BDPC Business Plan in cooperation with a third party provider of communications services; and

     WHEREAS, the parties accordingly desire to provide for an agreement and plan of reorganization within the meaning of Section 361(a)(1)(A) and related provisions of the Internal Revenue Code of 1986, as amended, for the statutory merger of KSI;3SI into a wholly-owned subsidiary of BDPC in which the shareholders of KSI;3SI will receive 60% shares of the BPDC common stock in the statutory merger contemplated by this Agreement all on the terms and subject to the conditions set forth in this Agreement;

     NOW, therefore, in consideration of the premises, the parties agree as follows:

SECTION 1.CERTAIN DEFINITIONS

The following terms not defined elsewhere in this Agreement shall be defined to mean as follows:

"Affiliate" means any member of the immediate family of a named party, or any corporation, partnership, trust or other entity in which any of the foregoing individuals is a director, officer, partner or trustee or has an equity interest in excess of 5%. The term "Affiliate" shall also include any entity which controls, or is controlled by, or is under common control with, the named party or any of the individuals or entities described in the preceding sentence.

"KSI;3SI Common Stock" means the common stock of KSI;3SI, as the same is presently constituted.

"KSI;3SI Interim Financial Statements" shall mean KSI;3SI's unaudited balance sheet as of March 31, 1996 and its unaudited statements of operations and cash flows for the interim period then ended since its last fiscal year.

"BDPC Common Stock" means the common stock of BDPC, no par value, as the same is presently constituted.

"BDPC Interim Financial Statements" shall mean BDPC's unaudited balance sheet as of March 31, 1996 and its unaudited statements of operations, cash flows and changes in shareholders' equity for the nine month period then ended.

"BDPC Series A Preferred" shall mean 12,613 issued and outstanding shares of BDPC Series A Preferred Stock, no par value, as the same is presently constituted.

"BDPC Series B Preferred" shall mean 50,000 issued and outstanding shares of BDPC 10% Series B Convertible Preferred Stock, no par value, as the same is presently constituted.

"Code" means the Internal Revenue Code of 1986, as amended, and applicable rules and regulations promulgated thereunder.

"Colorado Corporation Code" means Title 7 of the Colorado Revised
Statutes 1973, as amended to date.

"GAAP" means generally accepted accounting principles consistently applied with prior periods.

"Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including quantity).

"SEC" means the Securities and Exchange Commission.

"Securities Act" means the Securities Act of 1933, as amended, and all rules and regulations promulgated thereunder.

"Securities Exchange Act" means the Securities Exchange Act of 1934, as amended, and all rules and regulations promulgated thereunder.

"Security Interest" means any mortgage, pledge, security interest, encumbrance, charge or other lien of any kind or character, direct or indirect, whether accrued, absolute, contingent or otherwise, other than (a) liens for taxes not yet due and payable, (b) liens arising under worker's compensation, unemployment insurance, social security, retirement, and similar legislation, and (c) liens securing rental payments under equipment lease arrangements.

SECTION 2.CLOSING

     Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of BROWN DISK PRODUCTS COMPANY, INC., commencing at 10:00 A.M. local time on JUNE 18 1996 (the "Closing Date"), subject to the satisfaction of all conditions precedent to the obligations of the parties to consummate the transactions contemplated by this Agreement. The Closing Date may be adjourned by mutual agreement between BDPC and KSI;3SI to any other mutually convenient date, but not later than AUGUST 15, 1996.

SECTION 3.THE MERGER

     3.1. The Merger. On and subject to the terms and conditions of this Agreement, at or immediately prior to the Closing Date, KSI;3SI will merge with and into the BDPC Subsidiary (the "Merger") in accordance with the provisions of Sections 7-7-101 et seq. of the Colorado Corporation Code. The effective time and date of the Merger shall occur when articles of merger conforming to the requirements of the Colorado Corporation Code (the "Articles of Merger") are executed in duplicate on behalf of the BDPC Subsidiary, KSI;3SI and BDPC in the manner provided by Section 7-7-104 of the Colorado Corporation Code and filed by the Secretary of State of Colorado (the "Effective Date" or Effective Time"). The BDPC Subsidiary shall be the surviving corporation in the Merger (the "Surviving Corporation") and the separate existence of KSI;3SI shall cease from and after the Effective Time. The Surviving Corporation may, at any time after the Effective Time, take any action (including executing and delivering any document) in the name and on behalf of either the BDPC Subsidiary or KSI;3SI in order to carry out and effectuate the transactions contemplated by this Agreement.

     3.2.  Material Terms and Effect of the Merger.

     3.2.1. Conversion of Securities; Cash Payment. By virtue of the Merger and without any other action on the part of the holders of any of the following securities:

     A. all of the issued and outstanding shares of KSI;3SI Common Stock immediately prior to the Effective Time shall cease to be issued and outstanding, and each such share of KSI;3SI Common Stock shall become, and be converted into, a right to receive a pro rata share 60% the fully diluted issued and outstanding BDPC Common Stock (the "Merger Consideration").

          Each holder of record of KSI;3SI Common Stock immediately prior to the Effective Time shall receive at Closing that number of full shares of BDPC Common Stock, representing his or her pro rata share of the total Merger Consideration; provided, however, that no fractional shares of BDPC Common Stock shall be issued in distribution of the Merger Consideration and, in lieu of fractions, each such fractional share (after taking into account all shares to which the holder thereof is entitled) shall be rounded up to a full share of BDPC Common Stock in lieu of such fractional interest.

     B. each of the 1,000 issued and outstanding shares of common stock in the BDPC Subsidiary held of record and beneficially by BDPC immediately prior to the Effective Time shall remain issued and outstanding and be converted into one (1) share of common stock in the Surviving Corporation.

     C. At Closing, each of the KSI;3SI Shareholders shall receive $400,000 in cash or certified funds from the proceeds of the Private Placement pursuant to Section 4.1 hereof.

     3.2.2. Articles of Incorporation. The articles of incorporation of the Surviving Corporation shall be the articles of incorporation of the BDPC Subsidiary as in effect immediately prior to the Effective Time, until amended in accordance with applicable law.

     3.2.3. Bylaws. The bylaws of the Surviving Corporation shall be the bylaws of the BDPC Subsidiary as in effect immediately prior to the Effective Time, until amended in accordance with applicable law.

     3.2.4. Directors and Officers. The directors and officers of the Surviving Corporation and of BDPC as of the Effective Time and the Closing Date shall be as follows:

   Executive Officers:
   Chief Executive Officer                 Fred Slack
   President                               Frank Backes
   Chairman of the Board and COO           Larry Valdez

   Directors:
   Frank Backes
   Frederick Slack
   Larry Valdez
   Ronald H. Cole
   Harry K. McCreery


     3.2.5. Procedure for Conversion. At least ten (10) business days prior to Closing, KSI;3SI shall provide the BDPC Subsidiary with a true, correct and complete list of the holders of record of KSI;3SI Common Stock, the number of shares held by each and their addresses. At the Closing, BDPC shall have reserved and made available to the transfer agent for the BDPC Common Stock, i,e, Securities Transfer Corporation, 16910 Dallas Parkway, Suite 100, Dallas, Texas 75248, that number of shares of BDPC Common Stock necessary for the Surviving Corporation to effect the conversion of KSI;3SI Common Stock in exchange for BDPC Common Stock to be distributed on the Closing Date to former holders of record of KSI;3SI Common Stock as the same existed immediately prior to the Effective Time in accordance with the Merger.

     3.2.6.     Closing of KSI;3SI Transfer Records.   At the
Effective Time, the stock transfer books of KSI;3SI shall be closed and no further transfers of KSI;3SI Common Stock shall be made on such stock transfer books.

     3.2.7. Equitable Adjustment. If, after the date of this Agreement and prior to the Closing, there shall be any stock split, reverse stock split, stock dividend or similar reorganization, recapitalization, reclassification or other transaction affecting generally the capital stock of KSI;3SI or BDPC, or any extraordinary stock dividend paid on or with respect to the BDPC Common Stock, then appropriate and equitable adjustments shall be made hereunder with respect to the Merger Consideration so that the aggregate relative rights and obligations of the parties hereto shall not be adversely affected by any such action. BDPC agrees that it will take no such action prior to the Closing hereunder without first obtaining the prior written consent of KSI;3SI and the KSI;3SI Shareholders.

     3.2.8. Necessary Further Action. Subject to the full satisfaction and performance of all conditions to Closing having occurred hereunder, BDPC, the BDPC Subsidiary, COLE, KSI;3SI and the KSI;3SI Shareholders each shall use all reasonable efforts to take all actions as may be necessary or appropriate in order to effectuate the Merger in accordance with the terms hereof. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, immunities and franchises of KSI;3SI, then the officers and directors of the Surviving Corporation are fully authorized in the name of KSI;3SI to take all such actions.

SECTION 4.COVENANTS AND AGREEMENTS PRIOR TO CLOSING

     4.1. Sale of Additional Equity Capital by BDPC and Satisfaction of BDPC Liabilities. Prior to the Closing, BDPC shall have (i) paid or made adequate provision for the payment and settlement of all of BDPC's known debts and liabilities, and (ii) issued and sold for cash, in a private placement of its securities, newly issued shares of BDPC common stock, such that after giving effect to such transactions and as of the Closing Date:

(a) All of BDPC's past due known debts and liabilities shall have been fully paid or settled in full;

(b) After giving effect to the payment and settlement of BDPC's past due debts and liabilities, as aforesaid, and payment of all offering expenses for the sale of newly issued BDPC shares, the net cash available to BDPC and the Surviving Corporation at Closing shall be not less than at least $3,500,000 in cash available for future working capital to finance continuing operations of the Surviving Corporation after Closing and other purposes determined by mutual agreement of BDPC and KSI;3SI net of $200,000 payable to Riders, and $2,214,365 to finance the acquisition of KSI;3SI.

     The parties acknowledge that in addition to the BDPC private placement equity financing contemplated above, BDPC may after the Closing (or prior to Closing, with KSI;3SI's written consent) propose to file a registration statement with the SEC for the purpose of effecting a subsequent public offering of BDPC Common Stock after Closing to obtain additional equity capital. Any such filing will include, among other requirements, a description of the transactions contemplated by this Agreement and other information as to BDPC and KSI;3SI including audited financial statements, all as required by applicable securities laws. KSI;3SI agrees to cooperate with BDPC during the term of this Agreement in supplying such information to BDPC for the purposes of filing a registration statement for a proposed subsequent public offering of securities by BDPC. The parties understand there can be no assurance as to the success of any such proposed public offering. The KSI;3SI Shareholders and Cole shall have such piggyback registration rights as mutually agreed by the parties, in the event of such registration.

          KSI;3SI and its counsel shall have the right to review any documents prepared by BDPC and its counsel in connection with this section 4.1 Sales of Additional Equity Capital by BDPC, but shall not be liable for the legal sufficiency, content or accuracy of those documents, and shall be indemnified and held harmless by BDPC and Cole, pursuant to Section 9.3 hereof, from any claims or liabilities, including reasonable attorneys' fees, arising out of such sale of additional capital by BDPC, except for information furnished to BDPC by KSI;3SI in connection with the offering.

     4.2. Authorization by KSI;3SI of the Merger.   Prior to the
Closing, KSI;3SI shall have obtained all required authorizations for approval on behalf of KSI;3SI of the Merger. Such actions will require: (i) adoption of resolutions by KSI;3SI's board of directors authorizing the Merger and recommending that such proposals be submitted to KSI;3SI shareholders; and (ii) the unanimous written consent of all KSI;3SI shareholders to approve the Merger.

             Each of the KSI;3SI Shareholders hereby covenants and agrees to vote all shares of KSI;3SI Common Stock which he is entitled to vote in favor of the Merger contemplated by this Agreement. Notwithstanding such approval, KSI;3SI may refuse to proceed with the Merger if conditions precedent to its obligations hereunder have not been fully satisfied prior to the Effective Time.

     4.3. Certain Due Diligence and Reporting Matters

     (a) Investigation by KSI;3SI. From and after the execution of this Agreement and during the full term hereof, BDPC and COLE shall cause BDPC to permit KSI;3SI and its duly authorized representatives to be provided by BDPC with full access to the properties, books, records and business operations of BDPC and the BDPC Subsidiary, which shall include without limitation copies of all contracts and agreements to which BDPC and the BDPC Subsidiary are a party, information as to their financial condition and results of operations, and other records and information which KSI;3SI and its representatives reasonably deem of significance in an investigation of the business, assets, rights, liabilities, obligations and prospects of BDPC. This right of access shall include physical inspection of properties and assets as well as the review of all pertinent books, records and corporate documents. KSI;3SI and its representatives, however, shall not contact or communicate with any vendor to, or customer or creditor of, BDPC without the prior consent of BDPC's Chief Executive Officer. BDPC and COLE will each use their best efforts to cause BDPC's officers and employees to cooperate fully in said examination and to cause BDPC's independent public accountants and outside legal counsel to cooperate fully and to make a full and complete disclosure to KSI;3SI and its representatives of all material facts regarding the corporate documents, financial records, assets, obligations, contracts and business operations of BDPC.

     (b) Investigation by BDPC. From and after the execution of this Agreement and during the full term hereof, KSI;3SI and the KSI;3SI Shareholders shall cause KSI;3SI to permit BDPC and its duly authorized representatives to be provided by KSI;3SI with full access to the properties, books, records and business operations of KSI;3SI, which shall include without limitation copies of all contracts and agreements to which KSI;3SI is a party, information as to its financial condition and results of operations, and other records and information which BDPC and its representatives reasonably deem of significance in an investigation of the business, assets, rights, liabilities, obligations and prospects of KSI;3SI. This right of access shall include physical inspection of properties and assets as well as the review of all pertinent books, records and corporate documents. BDPC and its representatives, however, shall not contact or communicate with any vendor to, or customer or creditor of, BDPC without the prior consent of KSI;3SI's Chief Executive Officer. KSI;3SI and the KSI;3SI Shareholders will each use their best efforts to cause KSI;3SI's officers and employees to cooperate fully in said examination and to cause KSI;3SI's independent public accountants and outside legal counsel to cooperate fully and to make a full and complete disclosure to BDPC and its representatives of all material facts regarding the corporate documents, financial records, assets, obligations, contracts and business operations of KSI;3SI.

     (c) Confidentiality. In connection with the foregoing matters, each party hereto has or will be furnishing to the other from time to time with oral and written information as to its proprietary products, marketing strategy and business plans, significant portions of which each of BDPC and KSI;3SI considers to be proprietary and confidential information (herein called the "Confidential Information"). Each party acknowledges that "Confidential Information", as used herein, does not include any information which
(i) was or becomes generally available to the public other than as a result of an improper disclosure by the other party hereto, or (ii) was or becomes information available to the other party on a non-confidential basis from a third party source that is not bound by a confidentiality obligation to either of the parties hereto.

          Each party agrees that Confidential Information will be used solely for the purpose of evaluating the Merger contemplated by this Agreement, investigating market information and potential markets, and for the parties to pursue due diligence and legal disclosure requirements in connection with proposed financing activities by BDPC, and will not be used in the business or operations of the party to which such information has been disclosed or used in any other way, directly or indirectly, that may detrimental to the interests of the party that owns such Confidential Information. Confidential

Information may be disclosed to representatives of the party receiving the same who need to know such Confidential Material for the purposes described above, it being understood that such representatives shall be informed of the confidential nature of the Confidential Information and shall be directed to treat the Confidential Information confidentially and as proprietary information of the party that owns the same. Each party shall notify the other as to the identity of such representatives. If either party receives a request, including a subpoena or similar legal inquiry, to disclose any of the Confidential Material, it shall provide the party that owns such Confidential Information with prompt notice so that the owner may seek appropriate protective relief.

          If the Closing shall fail to occur for any reason, each party shall promptly deliver and return all copies of Confidential Information to the party which owns the same, and without retaining any copy, notes or extracts thereof.

     (d) BDPC Current Financials and Cold-Comfort Letter. As promptly as possible after the execution of this Agreement, and in any event prior to May 15, 1996, BDPC shall have filed its Quarterly Report on Form 10-QSB with the Securities and Exchange Commission for the nine month period ended March 31, 1996. At or prior to the Closing, KSI;3SI shall have received from a firm of independent public accountants a so-called "cold-comfort" letter, in form and substance satisfactory to KSI;3SI, to the effect that based upon a review of the BDPC Interim Financial Statements and their limited procedures set forth in such letter, nothing has come to their attention which causes them to believe that the such BDPC Interim Financial Statements do not comply in all material respects, or are not presented in conformity, with GAAP.

     (e) KSI;3SI Financials, BDPC Form 8-K Report and Cold-Comfort Letter. As promptly as possible after the execution of this Agreement, and in any event within 45 days thereafter, KSI;3SI shall provide BDPC with current financial statements of KSI;3SI in form and substance adequate for BDPC to comply with the instructions to Item 7 of Form 8-K required to be filed by BDPC under the Securities Exchange Act (the "KSI;3SI Financials") and applicable provisions of SEC Regulation S-X. Prior to Closing, KSI;3SI shall provide BDPC with a copy of the KSI;3SI Interim Financial Statements. At or prior to the Closing, BDPC shall have received from a firm of independent public accountants a so-called "cold-comfort" letter, in form and substance satisfactory to BDPC, to the effect that based upon a review of the KSI;3SI Financials and KSI;3SI Interim Financial Statements and their limited procedures set forth in such letter, nothing has come to their attention which causes them to believe that the such financial statements of KSI;3SI do not comply in all material respects, or are not presented in conformity, with GAAP.

     4.4. Employment Agreements.  At Closing, the Surviving
Corporation shall enter into written employment agreements with each of the three KSI;3SI Shareholders providing, among other things, for the terms and provisions set forth in EXHIBIT A attached to this Agreement.

     4.5. Ordinary Course. Until the Closing occurs or this Agreement is otherwise terminated, BDPC and KSI;3SI each shall use their best efforts to preserve, protect and maintain their respective business operations and to operate the same in the Ordinary Course of Business. Without limiting the generality of the foregoing, except with the consent of the other such party hereto, each of BDPC, the BDPC Subsidiary and KSI;3SI shall:

(a) maintain their separate corporate existence and not commingle their assets with the assets of any third party;

(b) maintain their properties and assets in good repair, order and condition, reasonable wear and tear excepted;

(c) maintain and keep in full force and effect all insurance on their assets and property and all liability and other casualty insurance presently carried;

(d) preserve intact its reputation and keep available the services of present executives, employees and agents and preserve the good will of its suppliers, customers and others with whom it has business relationships;

(e) maintain its books, accounts and records in accordance with good business practices;

(f) not solicit, induce or otherwise engage in discussions or negotiations relating to or proposed to lead to the acquisition, merger or sale of substantially all of its assets or shares of capital stock except as contemplated by this Agreement;

(g) not sell or dispose of any material assets or properties, except in the Ordinary Course of Business;

(h) not declare, set aside or pay any dividend or make any other distribution with respect to its capital stock;

(i) not authorize for issuance, issue, sell or deliver any additional shares of its capital stock of any class (except as contemplated by this Agreement) or any securities or obligations convertible into shares of its capital stock of any class, or issue or grant any option, warrant or other right to purchase any shares of capital stock of any class;

(j) not incur any material obligations or commitments other than in the Ordinary Course of Business;

(k) not incur or become subject to, nor agree to incur or become subject to, any debt, obligation or liability, contingent or otherwise, except current liabilities in the Ordinary Course of Business and obligations incurred in connection with capital asset acquisitions consistent in amounts in prior periods;

(l) Not impose or permit any Security Interest to be imposed upon any of its assets outside the Ordinary Course of Business;

(m) Not make any capital investment in, make any loan to, or acquire the securities or assets of any other person; and

(n) not grant any salary increases (other than as required by existing contracts or consistent with past practice), unscheduled promotions or enter into any new employment or benefit contracts.

     4.6. Support of the Merger. Subject to the performance and satisfaction of conditions precedent to the Closing, COLE and each of the KSI;3SI Shareholders agree to propose, advocate, support and vote for the Merger contemplated by Section 3 of this Agreement, and to act in good faith with a view to completing the transactions contemplated herein to the best of their ability.

     4.7. Notice of Developments. Each party to this Agreement shall give prompt written notice to the others of any material development affecting the ability of the parties to consummate the transactions contemplated by this Agreement.

     4.8. Notices and Consents. In the event either of BDPC or KSI;3SI is required to give any notices to third parties and/or to obtain any third-party consents to complete the Merger, all such notices shall have been required and such consents obtained prior to the Effective Time and the Closing.

     4.9. Investment Representation by KSI;3SI Shareholders. Each of KSI;3SI and the KSI;3SI Shareholders understands that the BDPC Common Stock constituting the Merger Consideration has not been registered under the Securities Act and each of the KSI;3SI Shareholders represents and warrants that he is acquiring such securities at the Closing hereunder for his own account for investment and not with a view to the resale or other distribution thereof. Each of the KSI;3SI Shareholders acknowledges that such securities may not be resold or transferred unless they have been effectively registered under the Securities Act or the issuer has received an opinion of counsel reasonable satisfactory to it to the effect that any such proposed resale or transfer is exempt from the registration requirements of the Securities Act. Each of the KSI;3SI Shareholders acknowledges that he is familiar with the provisions applicable to the resale of "restricted securities" within the meaning and the limitations of Rule 144 promulgated by the SEC under the Securities Act.

     4.10.  Other Documents and Conditions to Exchange Closing.   At
the Closing, KSI;3SI and BDPC shall deliver to each other all certificates, instruments and documents referred to in this Agreement or reasonably requested by their respective counsel as conditions to Closing. All conditions precedent to the Closing set forth in Sections 3, 4 and 8 of this Agreement shall have been fully performed and satisfied, or waived in writing by the parties hereto, at or prior to the Closing Date.

5.   REPRESENTATIONS AND WARRANTIES OF BDPC AND COLE

     BDPC and COLE jointly and severally represent and warrant to the KSI;3SI Shareholders as of the date hereof, and as of the Closing
Date, as follows:

     5.1. Authority. BDPC has, and upon its formation the BDPC Subsidiary will have, all requisite power and authority, without the consent of any other person, to execute and deliver this Agreement and the agreements and instruments to be delivered upon the Closing Date
and to carry out the transactions contemplated hereby.   This
Agreement, the Merger and the transactions contemplated hereby and thereby have been duly authorized by the board of directors of BDPC and, upon its formation, will be duly authorized by the board of directors of the BDPC Subsidiary and by BDPC as the sole shareholder of the BDPC Subsidiary.

     5.2. Validity. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in the creation of any Security Interest or other lien, charge or encumbrance of any kind or the acceleration of any indebtedness or other obligation of BDPC and the BDPC Subsidiary, and are not prohibited by, do not violate or conflict with any provision of, and do not constitute a default under or a breach of: (a) the charter or by-laws of BDPC and the BDPC Subsidiary; (b) any note, bond, indenture, contract, agreement, permit, license or other instrument to which BDPC or the BDPC Subsidiary is a party or by which any of its or their assets are bound (subject, however, to the ability of BDPC to successfully negotiate a compromise and settlement of its remaining secured debt obligations as contemplated by Section 4.1 above); (c) any order, writ, injunction, decree or judgment of any court or government agency; or (d) any law, rule or regulation applicable to BDPC.

     5.3. Due Organization. BDPC is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado and has full power and authority and all requisite rights, licenses, permits and franchises to own, lease and operate its assets and to carry out the business in which it is engaged. BDPC is not required by its ownership of assets or conduct of its business to be licensed or qualified to do business as a foreign corporation in any other jurisdiction. Upon its formation, the BDPC Subsidiary will be a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado and will have full power and authority and all requisite rights, licenses, permits and franchises to own, lease and operate its assets and to carry out the business in which it is and intends to be engaged (including the KSI;3SI Business). The BDPC Subsidiary will not be required by its ownership of assets or conduct of its business to be licensed or qualified to do business as a foreign corporation in any other jurisdiction.

     5.4. No Other Subsidiaries. Except for the BDPC Subsidiary, BDPC does not own stock or have any equity investment or other interest in, does not have the right to acquire any such interest, and does not control, directly or indirectly, any corporation, association, partnership, joint venture or other entity, and has not had such an ownership or control relationship with any other entity during the three years preceding this Agreement.

     5.5. Capitalization. The authorized capital stock of BDPC consists of 50,000,000 shares of BDPC Common Stock and 50,000,000 shares of preferred stock, no par value. As of the date hereof, there are 3,768,071 shares of BDPC Common Stock, 12,613 shares of BDPC Series A Preferred stock and 50,000 shares of BDPC Series B Preferred stock issued and outstanding. All of the issued and outstanding shares of BDPC Common Stock, Series A Preferred and Series B Preferred are duly authorized, validly issued, fully paid and nonassessable, were not issued in violation of any preemptive, subscription or other right of any person to acquire securities of BDPC and constitute in the aggregate all of the issued and outstanding capital stock of all classes of BDPC. Except for this Agreement and as disclosed in
SCHEDULE 5.5 attached hereto, there is no outstanding subscription, option, convertible or exchangeable security, preemptive right, warrants, call, agreement, arrangement or other right relating to the capital stock of BDPC or other obligation or commitment of BDPC to issue or transfer any shares of capital stock. Except as set forth in
SCHEDULE 5.5 attached hereto, there are no voting trusts or other agreements, arrangements or understandings applicable to the exercise of voting or any other rights with respect to the capital stock BDPC. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to BDPC or its capital stock.

          The authorized capital stock of the BDPC Subsidiary upon its formation will consist of 1,000 shares of common stock. As of the Closing, there will be 1,000 shares of such common stock issued and outstanding, all of which shall be owned of record and beneficially by BDPC. All such outstanding shares of BDPC Subsidiary common stock shall be duly authorized, validly issued, fully paid and nonassessable, shall not be subject to any preemptive, subscription or other right of any person to acquire securities of the BDPC Subsidiary and shall constitute in the aggregate all of the issued and outstanding capital stock of all classes of the BDPC Subsidiary. Except for this Agreement, there is no outstanding subscription, option, convertible or exchangeable security, preemptive right, warrants, call, agreement, arrangement or other right relating to the capital stock of the BDPC Subsidiary or other obligation or commitment of the BDPC Subsidiary to issue or transfer any shares of capital stock. There are no voting trusts or other agreements, arrangements or understandings applicable to the exercise of voting or any other rights with respect to the capital stock of the BDPC Subsidiary and there shall be no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the BDPC Subsidiary or its capital stock.

     5.6. Transactions with Affiliates. Since June 30, 1995, there has not been any dividend declared or paid or other distribution of assets by BDPC or the BDPC Subsidiary to its shareholders. Except as disclosed in SCHEDULE 5.6 attached hereto, none of the officers or directors of BDPC or the BDPC Subsidiary or any of their Affiliates, directly or indirectly:

A. owns any debt, equity or other interest or investment in any corporation, association or other entity which is a competitor, lessor, lessee, customer or supplier of BDPC;

B. has any cause of action or other claim whatsoever against or owes any amount to, or is owed any amount by, BDPC, except for (i) reimbursement of business expenses incurred in the Ordinary Course of Business, and (ii) current payroll, accrued vacation pay and other rights as an employee of BDPC;

C. has any interest in or owns any property or right used in the conduct of the business of BDPC;

D. is a party to any contract, lease, agreement, arrangement or commitment entered into with BDPC or in connection with the BDPC Business except as contemplated by this Agreement.

     5.7.  Financial Statements and Related Matters.

          A.    SEC Reports.   BDPC has made all filings with the SEC
that it has been required to make under the Securities Act and the Securities Exchange Act since June 30, 1993 (all of such filings by BDPC with the SEC are collectively called the "Public Reports"). Each of the Public Reports at the time the same was filed with the SEC has complied with the Securities Act and the Securities Exchange Act in all material respects. None of the Public Reports, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. BDPC has delivered to KSI;3SI a correct and complete copy of each of the Public Reports filed by BDPC with the SEC since June 30, 1993 (together with all material exhibits thereto and as amended to date).

          B.    SEC Actions, Investigations, Insider Trading.   There
are no pending or threatened SEC actions or investigations, and BDPC and its officers, directors, and major shareholders and affiliates have not, to their knowledge, violated any federal or state securities laws, or SEC regulations, including but not limited to SEC reporting requirements, disclosure rules, and insider trading rules.

          C. Financial Statements and Liabilities. The audited financial statements of BDPC for the years ended June 30, 1995 and 1994 contained in the Public Reports (the "BDPC Audited Financial Statements") and the BDPC Interim Financial Statements are and will be: (i) accurate, correct and complete in all material respects; (ii) in accordance with the books of account and records of BDPC; (c) fair presentations of the financial condition and results of operations of BDPC as of the dates and for the periods indicated therein; and (d) prepared in accordance with GAAP. Except to the extent reflected on the balance sheet included in the BDPC Interim Financial Statements, obligations for trade payables and accrued liabilities incurred since March 31, 1996 in the Ordinary Course of Business, leases for office equipment and facilities and disputed claims of its former President, BDPC does not have any indebtedness, liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise as of the date of this Agreement and the Closing. The BDPC Subsidiary will not own any assets or have any liabilities of any nature, whether absolute, accrued, contingent or otherwise as of the Closing.

          D. Books and Records. Subject to any inventory adjustments as of March 31, 1996 that will be reflected in the BDPC Interim Financial Statements, the books of account, stock records and other records (financial and otherwise) of BDPC are in all material respects complete and correct and are maintained in accordance with good business practices.

          E. Interim Change. Except as set forth in SCHEDULE 5.7, since June 30, 1995, there has not been (a) any material adverse change in the financial condition, assets, liabilities, personnel or business of BDPC or in its relationships with suppliers, customers, distributors, lenders, lessors or others; (b) any damage, destruction or loss, whether or not covered by insurance, materially adversely affecting BDPC; (c) any event or condition or series of events or conditions which could, individually or in the aggregate, reasonably be expected to have a material adverse effect on BDPC; or
(d) any development which could or will have a material adverse effect on BDPC.

     5.8. Accounts Receivable.   All outstanding accounts and notes
receivable reflected on the BDPC Interim Financial Statements and incurred in the Ordinary Course of Business since March 31, 1996 are, and as of the Closing Date, will be, due and valid claims against account debtors for goods or services delivered or rendered, collectible in full within 120 days of delivery and subject to no defenses, offsets or counterclaims, except as reserved against in the BDPC Interim Financial Statements in accordance with GAAP. All receivables arose in the Ordinary Course of Business, and no receivables are subject to prior assignment, adverse claims, liens or security interests except for claims of secured debt reflected on the BDPC Interim Financial Statements. BDPC has provided sufficient reserves in the BDPC Interim Financial Statements to cover any liabilities to customers for discounts, returns, promotional allowances or otherwise. BDPC has provided sufficient reserves in the BDPC Interim Financial Statements to cover any refunds, allowances or returns in respect of products manufactured, processed, distributed, shipped or sold by or for the account of BDPC on or prior to the Closing Date.

     5.9. Inventory. All inventories reflected on the BDPC Interim Financial Statements and acquired after March 31, 1996 are (a) properly valued at the lower of cost or market value on a first-in, first-out basis in accordance with GAAP; (b) of good and merchantable quality and contain no material amounts that are not saleable and usable in the Ordinary Course of Business and meet the current standards and specifications of its business; (c) in conformity with warranties customarily given to purchasers of like products; and (d) at levels adequate and not excessive in relation to the circumstances of its business and in accordance with past inventory stocking practices. All inventories disposed of subsequent to March 31, 1996 will be disposed of only in the Ordinary Course of Business and at prices and under terms that are consistent with the past practices of BDPC customary in its industry.

     5.10. Title to Assets. BDPC is the legal and equitable owner of all right, title and interest in and has good and marketable title to all of the assets which it purports to own and which are reflected on the balance sheet included in the BDPC Interim Financial Statements and acquired in the Ordinary Course of Business subsequent to March 31, 1996. Except as disclosed in SCHEDULE 5.10, none of the assets which BDPC purports to own are subject to (a) any material title defect or objection; (b) any contract of lease, license or sale, except the sale of inventory in the Ordinary Course of Business; (c) any Security Interest; (d) any royalty or commission arrangement; or
(e) any materially adverse claim, covenant or restriction. The BDPC assets are in good operating condition and repair, taken as a whole (reasonable wear and tear excepted), are suitable for the purposes for which they are presently being used, and are adequate to meet all present requirements of the business of BDPC as currently conducted. BDPC does not own any real property.

     5.11.   Intellectual Property and Trade Secrets; No Infringement.

          A. SCHEDULE 5.11 sets forth an accurate, correct and complete list and summary description of all patents, trademarks, trademark rights, trade names, trade styles, trade dress, product designations, service marks, copyrights and applications for any of the foregoing utilized in the business of BDPC (the "BDPC Intellectual
Property").   Except as set forth in SCHEDULE 5.11, (i) BDPC owns or
has the exclusive right to use the BDPC Intellectual Property; (ii) no action, suit, proceeding or investigation is pending or, to the best knowledge of BDPC is threatened, which alleges that the BDPC Intellectual Property or its sale of products and services interferes with, infringes upon, conflicts with or otherwise violates the rights of others, and none is subject to any outstanding order, decree, judgment, stipulation or other adverse charge; and (iii) there are no royalty, commission or similar arrangements, and no licenses, sublicenses or agreements, pertaining to any of the BDPC Intellectual Property.

          B. All information in the nature of know-how, trade secrets or proprietary information which provides BDPC with an advantage over competitors is collectively called the "BDPC Technical
Information".   All BDPC Technical Information (i)  is owned solely
and exclusively by BDPC; (ii) is adequately documented and in condition for use by the Surviving Corporation upon consummation of the Merger; and (iii) has been continuously maintained in confidence by taking reasonable precautions to protect the secrecy of all BDPC Technical Information and to prevent disclosure to unauthorized parties.

   5.12. Employees.

          A.       Employment Contracts.  Except as set forth in
SCHEDULE 5.7, there are no agreements, arrangements or understandings, written or oral, with officers, directors and employees of BDPC regarding services to be rendered, terms and conditions of employment, or compensation which are not terminable at will by BDPC.

          B.       No Extraordinary Benefits.   No employee of BDPC is
entitled to receive supplementary retirement benefits or allowances, whether pursuant to a contractual obligation or otherwise. Since June 30, 1995, BDPC has not (i) paid, or made any accrual or arrangement for the payment of, bonuses or special compensation of any kind including any severance or termination pay, to any present or former officer or employee, (ii) made wage or salary increases except in the Ordinary Course of Business consistent with prior practice, or (iii) increased or altered any other benefits or insurance provided to any employee.

          C. Disputes. Except as set forth in SCHEDULE 5.7, there are no controversies pending or, to the knowledge of BDPC, threatened involving any group of employees. BDPC has not suffered or sustained any work stoppage and no such work stoppage is threatened. No union organizing or election activities involving any employees of BDPC are in progress or threatened.

          D. Compliance. BDPC has complied with all laws, rules and regulations relating to the employment of labor by BDPC, including provisions relating to wages, hours, equal opportunity, persons with disabilities, occupational health and safety, severance, collective bargaining and the payment of social security and other taxes.

          E. Employee Benefit Plans. BDPC is not a party to or obligated under any "welfare benefit plans" as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974 ("ERISA"), as amended, or any employee pension benefit plans, bonus, profit sharing, deferred compensation, incentive or other compensation plans or arrangements, or other employee fringe benefit plans, whether funded or unfunded, qualified or unqualified, whether maintained or contributed to by BDPC or any other organization which is a member of a controlled group of organizations for the benefit of any of its officers, employees or other persons.

     5.13. Material Contracts. SCHEDULE 5.13 sets forth an accurate, correct and complete list of all significant instruments, commitments, agreements, arrangements and understandings to which BDPC is a party or by which any of its assets are subject or bound, or pursuant to which BDPC is a beneficiary (the "BDPC Material Contracts"). SCHEDULE
5.13 includes, without limitation, a list of all (a) real estate leases; (b) personal property leases involving payments of more than $10,000 per year; (c) distribution and manufacturers' representation agreements; (c) agreements or licenses relating to intellectual property; (d) commitments for capital expenditures or for the purchase of goods or services in excess of $25,000 except those incurred in the Ordinary Course of Business; (e) any purchase order or commitment obligating BDPC to sell or deliver any product or service at a price which does not cover the cost (including labor, materials and production overhead); (f) any instrument evidencing indebtedness, liability for borrowed money, obligations for the deferred purchase price of property in excess of $25,000 (excluding normal trade payables), and any instrument guaranteeing any indebtedness, obligation or liability; (g) any joint venture, partnership or other agreement involving a sharing of profits; (h) any deed, lease, easement, agreement or other instrument affecting real property; (i) any contract with any government agency; (j) any contract with respect to the discharge, storage or removal of effluent, waste or pollutants;
(k) any license or royalty agreement; (l) any contract to indemnify any party or to share tax liability of any party; (m) any contract for the purchase or sale of foreign currency or derivative securities; (n) any contract containing covenants not to compete in any line of business or with any person in any geographical area; and (n) any other commitment which provides for payment or performance having an aggregate value of $50,000 or more that is not terminable without payment or penalty.

Accurate, correct and complete copies of all BDPC Material Contracts will be delivered by BDPC to KSI;3SI within ten days after the execution of this Agreement. Except as disclosed in SCHEDULE 5.7, BDPC has complied with all material commitments and obligations on its part to be performed or observed under each BDPC Material Contract, and no event has occurred which is or, after the giving of notice or passage of time, or both, would constitute a default under or a breach of any BDPC Material Contract.

     5.14. Software and Information Systems. BDPC owns all necessary right, title and interest to all electronic data processing systems, information systems, computer software programs, program specifications, procedures, input data, routines, data bases, report layouts and formats, record file layouts, diagrams, functional specifications and other related material used in the BDPC Business (collectively the "BDPC Software"), except for BDPC Software which is validly licensed to BDPC. All BDPC Software documentation is current, accurate and sufficient in detail and content to identify and explain the nature thereof, and to allow its full and proper use by the Surviving Corporation without reliance on the special knowledge or memory of third parties.

     5.15. Customers, Subcontractors and Suppliers. All contracts and orders with customers, subcontractors and suppliers were entered into by or on behalf of BDPC in the Ordinary Course of Business and will be fully performed within the period contracted for. Since June 30, 1995, there has been no cancellation of backlogged orders in excess of cancellations previously experienced in the Ordinary Course of Business. BDPC has no reason to believe that any customer, subcontractor or supplier will cease to do business with the Surviving Corporation after, or as a result of, the Merger contemplated hereby, or that any customer or supplier of BDPC is threatened with bankruptcy or insolvency. BDPC knows of no fact, condition or event which would adversely affect the relationship of BDPC with any existing customer or supplier.

     5.16. Licenses and Permits. All material licenses, permits, accreditations or authorizations required by BDPC for the conduct of the BDPC Business are valid and in full force and effect and there are no pending or threatened proceedings which could result in the termination, revocation, limitation or impairment of any of the same.

     5.17. Product Warranty and Product Liability. All products manufactured, processed, distributed, shipped or sold by BDPC and any services rendered by BDPC have been in conformity in all material respects with all applicable contractual commitments and all expressed or implied warranties. There are no existing claims, liabilities or obligations arising from or alleged to arise from any injury to person or property as a result the conduct of the business of BDPC or use of any product manufactured, processed, distributed, shipped or sold by BDPC prior to the Closing Date.

     5.18. Insurance. BDPC maintains insurance issued under valid and enforceable policies or binders for the benefit of BDPC, and all such policies or binders are in full force and effect and are in amounts and for risks, casualties and contingencies customarily insured against by enterprises in operations similar to the business operated by BDPC. There are no pending or asserted claims against any insurance of BDPC as to which any insurer has denied liability, and there are no claims under any such insurance that have been disallowed. No notice of cancellation or nonrenewal with respect to any insurance has been received by BDPC.

     5.19. Environmental Matters. The use and operation by BDPC of each facility used in the BDPC Business has been, and on the Closing Date will be, in compliance with all Federal, state and local environmental and anti-pollution laws and regulations, including the Resource Conservation and Recovery Act, as amended ("RCRA"), and all laws and regulations concerning particulate emissions, hazard communication, surface water pollution, groundwater pollution, air pollution, solid wastes, hazardous wastes, storage, handling, treatment, transportation, spills or other releases, and disposal of any substance, material or waste, and exposure to or notification regarding any substance, material or waste. There has not been, and is not occurring, at any facility operated or previously owned or operated BDPC any improper release or threatened release of any hazardous substances or petroleum products. BDPC has not applied or disposed of any hazardous substance in any manner which may require removal, remedial action or expense at any facility, site, location or body of water, surface or subsurface. No environmental audits or assessments or occupational health studies have been undertaken by BDPC or any government agency with respect to the BDPC Business, facilities or properties. To the best knowledge to BDPC, there has not been located on or disposed of on any facility owned or operated by BDPC during any period of such ownership or operations, or, at any other time: (a) any asbestos; any material, equipment or structure constructed of or containing any asbestos; or any product or item made in whole or in part of asbestos, or (b) any polychlorinated biphenyl; any compound or material containing any polychlorinated biphenyl; or any equipment, article or item using, containing, or made up in whole or in part of any polychlorinated biphenyl.

     5.20. Compliance with Law. BDPC and its BDPC Business and assets conform in all material respects to all applicable statutes, codes, ordinances, licensing requirements, laws, rules and regulations. No notice from any governmental body or other person of any violation of any statute, code, ordinance, law, rule or regulation or requiring or calling attention to the necessity of any repairs, installation or alteration in connection with the BDPC Business or assets of BDPC has been served, and BDPC does not know of any meritorious basis therefor.

     5.21. Taxes.

          A. Filings. BDPC has filed all returns, declarations and reports and all information returns and statements (collectively, "BDPC Returns") required to be filed or sent with respect to all federal, state, county, local and other taxes of every kind and however measured, including income, gross receipts, excise, franchise, property, value added, import duties, employment, payroll, sales and use taxes and any additions to tax and any interest or penalties thereon (collectively, "BDPC Taxes") for any period ending on or before the Closing Date. As of the time of filing, the BDPC Returns correctly reflected the income, business, assets, operations, activities and status of BDPC and any other information required to be shown thereon. BDPC has paid or made provision for all BDPC Taxes shown as due and payable on its BDPC Returns required to be filed or sent prior to the Closing Date. All required BDPC Tax estimates, deposits, prepayments and similar reports or payments for current and prior periods have been properly made.

          B. Compliance. BDPC has withheld amounts from employees and others working in the BDPC Business, as required under applicable law, and has filed all BDPC Returns with respect to employee income tax withholding and social security and unemployment taxes and paid such BDPC Taxes in compliance with the tax withholding provisions of the Code and other applicable laws.

     5.22. Legal Proceedings. BDPC is not engaged in or a party to or threatened with any action, suit, proceeding, complaint, charge, investigation or arbitration or other method of settling disputes or disagreements, and except as set forth in SCHEDULE 5.1.7, neither BDPC nor COLE knows, anticipates or has notice of any reasonable basis for any such action. BDPC has not received notice of any investigation threatened or contemplated by any government or regulatory authority, including those involving the safety of products, the working conditions of employees, employment practices or policies, or compliance with environmental regulations. BDPC is not subject to any judgment, order, writ, injunction or decree of any court or any government agency or any arbitrator.

     5.23. No Brokers. Neither BDPC nor any of its Affiliates has retained any broker, finder or agent or incurred any liability or obligation for any brokerage fees, commissions or finders' fees with respect to this Agreement or the transactions contemplated hereby for which the Surviving Corporation will be responsible (except that BDPC anticipates that commissions or finders' fees may be payable prior to Closing with respect to the private placement of BDPC common stock contemplated by Section 4.1 of this Agreement).

     5.24. Disclosure. The representations and warranties of BDPC contained in this Agreement and each Schedule, certificate or other written statements delivered pursuant to this Agreement are each accurate, correct and complete in all material respects, and do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements and information contained herein or therein not misleading.

6.   REPRESENTATIONS AND WARRANTIES OF KSI;3SI AND KSI;3SI
     SHAREHOLDERS

     KSI;3SI and the KSI;3SI Shareholders jointly and severally represent and warrant to BDPC and the Surviving Corporation as of the date hereof, and as of the Closing Date, as follows:

     6.1. Authority. KSI;3SI has all requisite power and authority, without the consent of any other person, to execute and deliver this Agreement and the agreements and instruments to be delivered upon the Closing Date and to carry out the transactions contemplated hereby. This Agreement, the Merger and the transactions contemplated hereby and thereby have been duly authorized by the board of directors of KSI;3SI.

     6.2. Validity. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in the creation of any Security Interest or other lien, charge or encumbrance of any kind or the acceleration of any indebtedness or other obligation of KSI;3SI and are not prohibited by, do not violate or conflict with any provision of, and do not constitute a default under or a breach of (a) the charter or by-laws of KSI;3SI, (b) any note, bond, indenture, contract, agreement, permit, license or other instrument to which KSI;3SI is a party or by which any of its assets are bound, (c) any order, writ, injunction, decree or judgment of any court or government agency, or (d) any law, rule or regulation applicable to KSI;3SI.

     6.3. Due Organization. KSI;3SI is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado and has full power and authority and all requisite rights, licenses, permits and franchises to own, lease and operate its assets and to carry out the business in which it is engaged. KSI;3SI is licensed or qualified to do business as a foreign corporation in any other jurisdiction in which its ownership of assets or conduct of the KSI;3SI Business requires such qualification.

     6.4. No Subsidiaries. KSI;3SI does not own stock or have any equity investment or other interest in, does not have the right to acquire any such interest, and does not control, directly or indirectly, any corporation, association, partnership, joint venture or other entity and has not had such an ownership or control relationship with any other entity during the three years preceding this Agreement.

     6.5. Capitalization. The authorized capital stock of KSI;3SI consists of _________ shares of KSI;3SI Common Stock. As of the date hereof, there are _________ shares of KSI;3SI Common Stock issued and outstanding. All of the issued and outstanding shares of KSI;3SI Common Stock are duly authorized, validly issued, fully paid and nonassessable, were not issued in violation of any preemptive, subscription or other right of any person to acquire securities of KSI;3SI and constitute in the aggregate all of the issued and outstanding capital stock of all classes of KSI;3SI. Except for this Agreement, there is no outstanding subscription, option, convertible or exchangeable security, preemptive right, warrants, call, agreement, arrangement or other right relating to the capital stock of KSI;3SI or other obligation or commitment of KSI;3SI to issue or transfer any shares of capital stock. There are no voting trusts or other agreements, arrangements or understandings applicable to the exercise of voting or any other rights with respect to the capital stock KSI;3SI. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to KSI;3SI or its capital stock.

           Subject only to community property laws, if applicable, the KSI;3SI Shareholders are the sole record and beneficial owners all of the issued and outstanding capital stock of KSI;3SI and have good, marketable and indefeasible title thereto, free and clear of all claims, Security Interests, liens, pledges, charges, escrows, options, proxies, rights of first refusal, encumbrance or restriction of any
kind.   The KSI;3SI Shareholders will not sell, assign or otherwise encumber any interest in such shares prior to the Closing hereunder.

     6.6. Transactions with Affiliates. Since June 30, 1995, there has not been any dividend declared or paid or other distribution of assets by KSI;3SI to its shareholders. Except as disclosed in
SCHEDULE 6.6 attached hereto, none of the officers or directors of KSI;3SI or any of their Affiliates, directly or indirectly:

          A. owns any debt, equity or other interest or investment in any corporation, association or other entity which is a competitor, lessor, lessee, customer or supplier of KSI;3SI;

          B. has any cause of action or other claim whatsoever against or owes any amount to, or is owed any amount by, KSI;3SI, except for (i) reimbursement of business expenses incurred in the Ordinary Course of Business, and (ii) current payroll, accrued vacation pay and other rights as an employee of KSI;3SI;

          C. has any interest in or owns any property or right used in the conduct of the business of KSI;3SI;

          D. is a party to any contract, lease, agreement, arrangement or commitment entered into with KSI;3SI or in connection with the KSI;3SI Business, except as contemplated by this Agreement.

     6.7.  Financial Statements and Related Matters.

          A. Financial Statements and Liabilities. The current financial statements of KSI;3SI for the years ended December 31, 1995 and 1994 to be furnished by KSI;3SI to BDPC for filing with BDPC's Report on Form 8-K to the SEC (the "KSI;3SI Financials") and the KSI;3SI Interim Financial Statements are and will be: (i) accurate, correct and complete in all material respects; (ii) in accordance with the books of account and records of KSI;3SI; (c) fair presentations of the financial condition and results of operations of KSI;3SI as of the dates and for the periods indicated therein; and (d) prepared in accordance with GAAP. Except to the extent reflected on the balance sheet included in the KSI;3SI Interim Financial Statements, obligations for trade payables and accrued liabilities incurred since March 31, 1996 in the Ordinary Course of Business, and leases for office equipment and facilities, KSI;3SI does not have any indebtedness, liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise.

          B. Books and Records. The books of account, stock records and other records (financial and otherwise) of KSI;3SI are in all material respects complete and correct and are maintained in accordance with good business practices.

          C. Interim Change. Except as set forth in SCHEDULE 6.7, since June 30, 1995, there has not been (a) any material adverse change in the financial condition, assets, liabilities, personnel or business of KSI;3SI or in its relationships with suppliers, customers, distributors, lenders, lessors or others; (b) any damage, destruction or loss, whether or not covered by insurance, materially adversely affecting KSI;3SI; (c) any event or condition or series of events or conditions which could, individually or in the aggregate, reasonably be expected to have a material adverse effect on KSI;3SI; or (d) any development which could or will have a material adverse effect on KSI;3SI.

     6.8.  Accounts Receivable.   All outstanding accounts and notes
receivable reflected on the KSI;3SI Interim Financial Statements and incurred in the Ordinary Course of Business since March 31, 1996 are, and as of the Closing Date, will be, due and valid claims against account debtors for goods or services delivered or rendered, collectible in full within 120 days of delivery and subject to no defenses, offsets or counterclaims, except as reserved against in the KSI;3SI Interim Financial Statements in accordance with GAAP. All receivables arose in the Ordinary Course of Business, and no receivables are subject to prior assignment, adverse claims, liens or security interests. KSI;3SI has provided sufficient reserves in the KSI;3SI Interim Financial Statements to cover any liabilities to customers for discounts, returns, promotional allowances or otherwise. KSI;3SI has provided sufficient reserves in the KSI;3SI Interim Financial Statements to cover any refunds, allowances or returns in respect of products manufactured, processed, distributed, shipped or sold by or for the account of KSI;3SI.

     6.9. Inventory. All inventories reflected on the KSI;3SI Interim Financial Statements and acquired after March 31, 1996 are
(a) properly valued at the lower of cost or market value on a first-in, first-out basis in accordance with GAAP; (b) of good and merchantable quality and contain no material amounts that are not saleable and usable in the Ordinary Course of Business and meet the current standards and specifications of its business; (c) in conformity with warranties customarily given to purchasers of like products; and (d) at levels adequate and not excessive in relation to the circumstances of its business and in accordance with past inventory stocking practices. All inventories disposed of subsequent to March 31, 1996 will be disposed of only in the Ordinary Course of Business and at prices and under terms that are consistent with the past practices of KSI;3SI customary in its industry.

     6.10. Title to Assets. KSI;3SI is the legal and equitable owner of all right, title and interest in and has good and marketable title to all of the assets which it purports to own and which are reflected on the balance sheet included in the KSI;3SI Interim Financial Statements and acquired in the Ordinary Course of Business subsequent to March 31, 1996. Except as disclosed in SCHEDULE 6.10, none of the assets which KSI;3SI purports to own are subject to (a) any material title defect or objection; (b) any contract of lease, license or sale, except the sale of inventory in the Ordinary Course of Business; (c) any Security Interest; (d) any royalty or commission arrangement; or
(e) any materially adverse claim, covenant or restriction. The KSI;3SI assets are in good operating condition and repair, taken as a whole (reasonable wear and tear excepted), are suitable for the purposes for which they are presently being used, and are adequate to meet all present requirements of the business of KSI;3SI as currently conducted. KSI;3SI does not own any real property.

     6.11.   Intellectual Property and Trade Secrets; No Infringement.

          A. SCHEDULE 6.11 sets forth an accurate, correct and complete list and summary description of all patents, trademarks, trademark rights, trade names, trade styles, trade dress, product designations, service marks, copyrights and applications for any of the foregoing utilized in the business of KSI;3SI (the "KSI;3SI
Intellectual Property").   Except as set forth in SCHEDULE 6.11, (i)
KSI;3SI owns or has the exclusive right to use the KSI;3SI Intellectual Property; (ii) no action, suit, proceeding or investigation is pending or, to the best knowledge of KSI;3SI is threatened, which alleges that the KSI;3SI Intellectual Property or its sale of products and services interferes with, infringes upon, conflicts with or otherwise violates the rights of others, and none is subject to any outstanding order, decree, judgment, stipulation or other adverse charge; and (iii) there are no royalty, commission or similar arrangements, and no licenses, sublicenses or agreements, pertaining to any of the KSI;3SI Intellectual Property.

          B. All information in the nature of know-how, trade secrets or proprietary information which provides KSI;3SI with an advantage over competitors is collectively called the "KSI;3SI
Technical Information".   All KSI;3SI Technical Information (i) is
owned solely and
exclusively by KSI;3SI; (ii) is adequately documented and in condition for use by the Surviving Corporation upon consummation of the Merger; and (iii) has been continuously maintained in confidence by taking reasonable precautions to protect the secrecy of all KSI;3SI Technical Information and to prevent disclosure to unauthorized parties.

          C. The KSI;3SI Shareholders do not own or possess any intellectual property rights or technical information useful to the KSI;3SI Business which have not been assigned and transferred to KSI;3SI and all of the same currently are included in the KSI;3SI Intellectual Property and the KSI;3SI Technical Information. All rights to inventions and technical information developed by the KSI;3SI Shareholders in the course of their employment by KSI;3SI or otherwise relating to the KSI;3SI Business as of the Closing Date are and shall be included in the KSI;3SI Intellectual Property and the KSI;3SI Technical Information.

   6.12. Employees.

         A. Employment Contracts. There are no agreements, arrangements or understandings, written or oral, with officers, directors and employees of KSI;3SI regarding services to be rendered, terms and conditions of employment, or compensation which are not terminable at will by KSI;3SI.

         B.       No Extraordinary Benefits.   No employee of KSI;3SI
is entitled to receive supplementary retirement benefits or allowances, whether pursuant to a contractual obligation or otherwise. Since June 30, 1995, KSI;3SI has not (i) paid, or made any accrual or arrangement for the payment of, bonuses or special compensation of any kind including any severance or termination pay, to any present or former officer or employee, (ii) made wage or salary increases except in the Ordinary Course of Business consistent with prior practice, or (iii) increased or altered any other benefits or insurance provided to any employee.

         C. Disputes. There are no controversies pending or, to the knowledge of KSI;3SI, threatened involving any group of employees. KSI;3SI has not suffered or sustained any work stoppage and no such work stoppage is threatened. No union organizing or election activities involving any employees of KSI;3SI are in progress or threatened.

         D. Compliance. KSI;3SI has complied with all laws, rules and regulations relating to the employment of labor by KSI;3SI, including provisions relating to wages, hours, equal opportunity, persons with disabilities, occupational health and safety, severance, collective bargaining and the payment of social security and other taxes.

         E. Employee Benefit Plans. KSI;3SI is not a party to or obligated under any "welfare benefit plans" as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974 ("ERISA"), as amended, or any employee pension benefit plans, bonus, profit sharing, deferred compensation, incentive or other compensation plans or arrangements, or other employee fringe benefit plans, whether funded or unfunded, qualified or unqualified, whether maintained or contributed to by KSI;3SI or any other organization which is a member of a controlled group of organizations for the benefit of any of its officers, employees or other persons.

     6.13. Material Contracts. SCHEDULE 6.13 sets forth an accurate, correct and complete list of all significant instruments, commitments, agreements, arrangements and understandings to which KSI;3SI is a party or by which any of its assets are subject or bound, or pursuant to which KSI;3SI is a beneficiary (the "KSI;3SI Material Contracts").
SCHEDULE 6.13 includes, without limitation, a list of all (a) real estate leases; (b) personal property leases involving payments of more than $10,000 per year; (c) distribution and manufacturers' representation agreements; (c) agreements or licenses relating to intellectual property; (d) commitments for capital expenditures or for the purchase of goods or services in excess of $25,000 except those incurred in the Ordinary Course of Business; (e) any purchase order or commitment obligating KSI;3SI to sell or deliver any product or service at a price which does not cover the cost (including labor, materials and production overhead); (f) any instrument evidencing indebtedness, liability for borrowed money, obligations for the deferred purchase price of property in excess of $25,000 (excluding normal trade payables), and any instrument guaranteeing any indebtedness, obligation or liability; (g) any joint venture, partnership or other agreement involving a sharing of profits; (h) any deed, lease, easement, agreement or other instrument affecting real property; (i) any contract with any government agency; (j) any contract with respect to the discharge, storage or removal of effluent, waste or pollutants; (k) any license or royalty agreement;
(l) any contract to indemnify any party or to share tax liability of any party; (m) any contract for the purchase or sale of foreign currency or derivative securities; (n) any contract containing covenants not to compete in any line of business or with any person in any geographical area; and (n) any other commitment which provides for payment or performance having an aggregate value of $50,000 or more that is not terminable without payment or penalty.

Accurate, correct and complete copies of all BDPC Material Contracts will be delivered by KSI;3SI to KSI;3SI within ten days after the execution of this Agreement. KSI;3SI has complied with all material commitments and obligations on its part to be performed or observed under each KSI;3SI Material Contract, and no event has occurred which is or, after the giving of notice or passage of time, or both, would constitute a default under or a breach of any KSI;3SI Material Contract.

     6.14. Software and Information Systems. KSI;3SI owns all necessary right, title and interest to all electronic data processing systems, information systems, computer software programs, program specifications, procedures, input data, routines, data bases, report layouts and formats, record file layouts, diagrams, functional specifications and other related material used in the KSI;3SI Business (collectively the "KSI;3SI Software"), except for KSI;3SI Software which is validly licensed to KSI;3SI. All KSI;3SI Software documentation is current, accurate and sufficient in detail and content to identify and explain the nature thereof, and to allow its full and proper use by the Surviving Corporation without reliance on the special knowledge or memory of third parties.

     6.15. Customers, Subcontractors and Suppliers. All contracts and orders with customers, subcontractors and suppliers were entered into by or on behalf of KSI;3SI in the Ordinary Course of Business and will be fully performed within the period contracted for. Except as disclosed in SCHEDULE 6.7, since June 30, 1995, there has been no cancellation of backlogged orders in excess of cancellations previously experienced in the Ordinary Course of Business. KSI;3SI has no reason to believe that any customer, subcontractor or supplier will cease to do business with the Surviving Corporation after, or as a result of, the Merger contemplated hereby, or that any customer or supplier of KSI;3SI is threatened with bankruptcy or insolvency. KSI;3SI knows of no fact, condition or event which would adversely affect the relationship of KSI;3SI with any existing customer or supplier.

     6.16. Licenses and Permits. All material licenses, permits, accreditations or authorizations required by KSI;3SI for the conduct of the KSI;3SI Business are valid and in full force and effect and there are no pending or threatened proceedings which could result in the termination, revocation, limitation or impairment of any of the same.

     6.17. Product Warranty and Product Liability. All products manufactured, processed, distributed, shipped or sold by KSI;3SI and any services rendered by KSI;3SI have been in conformity in all material respects with all applicable contractual commitments and all expressed or implied warranties. There are no existing claims, liabilities or obligations arising from or alleged to arise from any injury to person or property as a result the conduct of the business of KSI;3SI or use of any product manufactured, processed, distributed, shipped or sold by KSI;3SI prior to the Closing Date.

     6.18. Insurance. KSI;3SI maintains insurance issued under valid and enforceable policies or binders for the benefit of KSI;3SI, and all such policies or binders are in full force and effect and are in amounts and for risks, casualties and contingencies customarily insured against by enterprises in operations similar to the business operated by KSI;3SI. There are no pending or asserted claims against any insurance of KSI;3SI as to which any insurer has denied liability, and there are no claims under any such insurance that have been disallowed. No notice of cancellation or nonrenewal with respect to any insurance has been received by KSI;3SI.

     6.19. Environmental Matters. The use and operation by KSI;3SI of each facility used in the KSI;3SI Business has been, and on the Closing Date will be, in compliance with all Federal, state and local environmental and anti-pollution laws and regulations, including the Resource Conservation and Recovery Act, as amended ("RCRA"), and all laws and regulations concerning particulate emissions, hazard communication, surface water pollution, groundwater pollution, air pollution, solid wastes, hazardous wastes, storage, handling, treatment, transportation, spills or other releases, and disposal of any substance, material or waste, and exposure to or notification regarding any substance, material or waste. There has not been, and is not occurring, at any facility operated or previously owned or operated KSI;3SI any improper release or threatened release of any hazardous substances or petroleum products. KSI;3SI has not applied or disposed of any hazardous substance in any manner which may require removal, remedial action or expense at any facility, site, location or body of water, surface or subsurface. No environmental audits or assessments or occupational health studies have been undertaken by KSI;3SI or any government agency with respect to the KSI;3SI Business, facilities or properties. To the best knowledge to KSI;3SI, there has not been located on or disposed of on any facility owned or operated by KSI;3SI during any period of such ownership or operations, or, at any other time: (a) any asbestos; any material, equipment or structure constructed of or containing any asbestos; or any product or item made in whole or in part of asbestos, or (b) any polychlorinated biphenyl; any compound or material containing any polychlorinated biphenyl; or any equipment, article or item using, containing, or made up in whole or in part of any polychlorinated biphenyl.

     6.20. Compliance with Law. KSI;3SI and its KSI;3SI Business and assets conform in all material respects to all applicable statutes, codes, ordinances, licensing requirements, laws, rules and regulations. No notice from any governmental body or other person of any violation of any statute, code, ordinance, law, rule or regulation or requiring or calling attention to the necessity of any repairs, installation or alteration in connection with the KSI;3SI Business or assets of KSI;3SI has been served, and KSI;3SI does not know of any meritorious basis therefor.

     6.21.  Taxes.

         A. Filings. KSI;3SI has filed all returns, declarations and reports and all information returns and statements (collectively, "KSI;3SI Returns") required to be filed or sent with respect to all federal, state, county, local and other taxes of every kind and however measured, including income, gross receipts, excise, franchise, property, value added, import duties, employment, payroll, sales and use taxes and any additions to tax and any interest or penalties thereon (collectively, "KSI;3SI Taxes") for any period ending on or before the Closing Date. As of the time of filing, the KSI;3SI Returns correctly reflected the income, business, assets, operations, activities and status of KSI;3SI and any other information required to be shown thereon. KSI;3SI has paid or made provision for all KSI;3SI Taxes shown as due and payable on its KSI;3SI Returns required to be filed or sent prior to the Closing Date. All required KSI;3SI Tax estimates, deposits, prepayments and similar reports or payments for current and prior periods have been properly made.

         B. Compliance. KSI;3SI has withheld amounts from employees and others working in the KSI;3SI Business, as required under applicable law, and has filed all KSI;3SI Returns with respect to employee income tax withholding and social security and unemployment taxes and paid such KSI;3SI Taxes in compliance with the tax withholding provisions of the Code and other applicable laws.

     6.22. Legal Proceedings. KSI;3SI is not engaged in or a party to or threatened with any action, suit, proceeding, complaint, charge, investigation or arbitration or other method of settling disputes or disagreements, and neither KSI;3SI nor the KSI;3SI Shareholders knows, anticipates or has notice of any reasonable basis for any such action. KSI;3SI has not received notice of any investigation threatened or contemplated by any government or regulatory authority, including those involving the safety of products, the working conditions of employees, employment practices or policies, or compliance with environmental regulations. KSI;3SI is not subject to any judgment, order, writ, injunction or decree of any court or any government agency or any arbitrator.

     6.23. No Brokers. Neither KSI;3SI nor any of its Affiliates has retained any broker, finder or agent or incurred any liability or obligation for any brokerage fees, commissions or finders' fees with respect to this Agreement or the transactions contemplated hereby for which the Surviving Corporation will be responsible, except as disclosed in SCHEDULE 6.23.

     6.24. Disclosure. The representations and warranties of KSI;3SI contained in this Agreement and each Schedule, certificate or other written statements delivered pursuant to this Agreement are each accurate, correct and complete in all material respects, and do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements and information contained herein or therein not misleading.

SECTION 7.    CONDITIONS PRECEDENT TO CLOSING

     The obligations of each the parties to consummate the transactions to be performed by it at Closing are subject to satisfaction of the following conditions precedent:

     7.1. Within ten (10) business days after the signing of this Agreement, KSI;3SI and BDPC shall have entered into a separate confidentiality agreement, in form satisfactory to counsel for BDPC and KSI;3SI.

     7.2. Prior to the Closing, BDPC shall have furnished sufficient documentation and bank statements to KSI;3SI to demonstrate that BDPC has complied with the provisions of Section 4.1 of this Agreement and that, after giving effect to the payment and settlement of BDPC's known debts and liabilities, as provided therein, BDPC has sufficient cash on deposit to satisfy the requirements of Section 4.1 of this Agreement.

     7.3. Prior to the Closing, KSI;3SI and BDPC shall each have completed to its sole satisfaction, its due diligence investigation of the other party pursuant to Section 4.3 of this Agreement; and shall have given written notice to the other party of its desire to proceed with the transaction.

     7.4. The Articles of Merger shall have been prepared, signed and ready for filing with the Secretary of State of Colorado.

     7.5. The representations and warranties of BDPC and COLE set forth in Section 5 of this Agreement and the Schedules relating thereto, and the representations and warranties of KSI;3SI and the KSI;3SI Shareholders set forth in Section 6 of this AGREEMENT and the Schedules related thereto, shall be true and correct in all respects at and as of the Closing Date.

     7.6. At Closing Date, each of the parties shall have performed and complied with all of its and his covenants and agreements hereunder to be performed at or prior to the Closing Date including, without limitation, all covenants and agreements set forth in Sections 3 and 4 of this Agreement, and including, but not limited to mutually satisfactory Employment Agreements pursuant to Section 4.4 of this Agreement.

     7.7. At the Closing Date, no action, suit or proceeding shall be in effect, pending or threatened before any court or quasi-judicial or administrative agency of any federal, state or local jurisdiction wherein an unfavorable judgment, order, decree, stipulation, injunction or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (iii) affect adversely the right of the Surviving Corporation to operate or control business and assets of BDPC and KSI;3SI.

     7.8. At the Closing, BDPC and KSI;3SI shall have each received from counsel to respective parties an opinion with respect to the matters set forth in EXHIBIT B attached hereto, addressed to BDPC and KSI;3SI and dated as of such date.

     7.9. At the Closing Date, all actions to be taken by BDPC and KSI;3SI in connection with the Merger and the consummation of the transactions contemplated by this Agreement, and all certificates, opinions, instruments and other documents required to effect the transactions contemplated by this Agreement, shall be satisfactory in form and substance to counsel for BDPC and counsel for KSI;3SI.

     7.10 At Closing Cole shall transfer to the KSI;3SI Shareholders his irrevocable proxies for 1,364,410 shares of BDPC's Common Stock (see
Schedule 5.5).

SECTION 8.     SPECIAL COVENANTS.

     8.1.  Prohibited Transactions; No Solicitation or Use of Contacts.

         (a) The parties acknowledge that in addition to a private placement financing contemplated by Section 4.1 above, BDPC proposes to effect a subsequent public offering of BDPC securities or other financing transactions for the purpose of obtaining additional equity capital and to finance, among other requirements, implementation of the BDPC Development
Plan.   Any such offering will include requirements of a description of this
Agreement and the transactions contemplated herein and other information as to KSI;3SI, BDPC and their proposed plan of operations upon completion of the Merger, all as required by applicable securities laws. KSI;3SI agrees to cooperate with BDPC in supplying such information for the purposes of a subsequent BDPC securities offering.

         (b) In consideration of the agreements contained herein, and in the event the Closing under this Agreement shall not occur for any reason, other than by reason of the other party not fulfilling any of its covenants and agreements pursuant to Section 4.1 hereof, and other than by reason of misrepresentations made by either party or its agents, officers or employees in connection with this contemplated transaction, KSI;3SI and BDPC and KSI;3SI and BDPC and their respective Shareholders covenant and agree that for a period of eighteen (18) months from the date of this Agreement,
(i) neither party nor any of its Affiliates Shareholders will directly or indirectly use proprietary information contained in the BDPC Development Plan or seek to implement the same without the prior written consent of the other party, or pursuant to a written joint venture agreement between KSI;3SI and BDPC, which either party may withhold or decline for any reason; and (ii) neither party nor any of its Affiliates or Shareholders will directly or indirectly solicit a Prohibited Capital Transaction from, or otherwise contract for the services of, any person or entity introduced to KSI;3SI by BDPC or vice versa as a prospective source for a public offering or other financing transaction of securities. For the purposes hereof, a "Prohibited Capital Transaction" shall mean the participation by KSI;3SI or BDPC or any of its Affiliates in any issuance, sale or exchange of securities, the issuance of debt by KSI;3SI, any lease or license transaction (excluding routine equipment leases), any acquisition, merger, sale of assets or capital stock, any strategic alliance or partnership, or the receipt of funding or other consideration by KSI;3SI or BDPC or its Affiliates not in the Ordinary Course of Business. During the term of this Agreement, each party shall provide the other with written disclosure of the identity of all persons and entities claimed to be introduced to the other party as a prospective source for a public offering or other financing transaction of BDPC securities. In the event this Agreement is terminated by any of the parties acting in good faith, or pursuant to its rights to terminate hereunder, this Section 8.1(b) shall not apply.

     8.2.   No Solicitation of KSI;3SI Employees.   Without the prior
written consent of KSI;3SI, and in the event the Closing under this Agreement shall not occur for any reason, for a period of eighteen
(18) months from the date of this Agreement, neither BDPC nor any of its Affiliates or COLE will directly or indirectly solicit for employment, employ, or otherwise contract for the services of any person who is now employed (either as an employee or full-time consultant) by KSI;3SI.

SECTION 9.SURVIVAL OF REPRESENTATIONS AND WARRANTIES AND
          INDEMNIFICATION PROVISIONS

     9.1. Reliance. All representations, warranties, covenants and agreements contained in this Agreement or in any document, agreement or instrument delivered pursuant hereto or thereto shall be deemed to be material and to have been relied upon by the parties hereto, and the accuracy thereof shall be a condition precedent to the obligation of the other parties hereto to consummate the transactions contemplated by this Agreement.

     9.2.  Survival of Representations and Warranties After Closing.

         (a) The representations and warranties of BDPC and COLE set forth in Section 5 of this Agreement shall survive the Closing hereunder.

         (b)      The Representations of KSI;3SI and the KSI;3SI
Shareholders set forth in Section 6 of this Agreement shall survive the Closing hereunder.

         (c) The provisions of Section 8 of this Agreement shall remain in effect and shall survive any termination of this Agreement for the term set forth therein.

     9.3.  Indemnification to KSI;3SI Shareholders from COLE and BDPC.

         (a) The KSI;3SI Shareholders shall be indemnified, held harmless and reimbursed by COLE and BDPC from and after the Closing Date, but only if the Closing shall occur, for any and all losses, liabilities, damages, costs and expenses including, without limitation, all reasonable attorneys' fees incurred in enforcing the provisions of this Section 9.3, actually suffered or incurred by the KSI;3SI Shareholders as a result, and in the amount of (collectively, the "BDPC Indemnified Obligations"), any and all liabilities, losses, damages, claims, costs and expenses resulting from misrepresentations or breaches of any warranties on the part of BDPC and COLE contained in Section 5 of this Agreement. Such BDPC Indemnified Obligations shall include, without limitation, any and all liabilities, losses, damages, costs and expenses of the Surviving Corporation and BDPC arising as a result of liabilities and obligations of BDPC attributable to any act or omission prior to the Closing Date, except for liabilities and losses disclosed in the BDPC Audited Financial Statements, the BDPC Interim Financial

Statements, the Schedules attached to this Agreement or liabilities incurred by BDPC in the Ordinary Course of Business of BDPC between March 31, 1996 and the Closing Date.

     9.4.  Indemnification to BDPC from KSI;3SI Shareholders

         (a) BDPC shall be indemnified, held harmless and reimbursed by the KSI;3SI Shareholders, jointly and severally, from and after the Closing Date, but only if the Closing shall occur, for all of any and all losses, liabilities, damages, costs and expenses including, without limitation, all reasonable attorneys' fees incurred in enforcing the provisions of this Section 9.4, actually suffered or incurred by BDPC as a result, and in the amount of (collectively, the "KSI;3SI Indemnified Obligations"), any and all liabilities, losses, damages, claims, costs and expenses resulting from misrepresentations or breaches of any warranties on the part of KSI;3SI and the KSI;3SI Shareholders contained in Section 6 of this Agreement. Such KSI;3SI Indemnified Obligations shall include, without limitation, any and all liabilities, losses, damages, costs and expenses of BDPC and the Surviving Corporation arising as a result of liabilities and obligations of KSI;3SI attributable to any act or omission prior to the Closing Date, except for liabilities and losses disclosed in the KSI;3SI Financial Statements, the KSI;3SI Interim Financial Statements, the Schedules attached to this Agreement or liabilities incurred by KSI;3SI in the Ordinary Course of Business of KSI;3SI prior to the Closing Date.

SECTION 10.       TERMINATION

     Termination of Agreement. The parties may terminate this Agreement as provided below:

         10.1. The parties may mutually agree to terminate this Agreement by written consent of KSI;3SI and BDPC at any time prior to the Closing.

         10.2. BDPC may terminate this Agreement at any time prior to the Closing Date by giving written notice to KSI;3SI and each of the KSI;3SI Shareholders at any time prior to the Closing Date in the event KSI;3SI is in material breach of any representation, warranty or covenant on its part contained in this Agreement, has failed or is unable to perform any material covenant or agreement on KSI;3SI's part to be performed hereunder, or by reason of the failure of any condition precedent under Sections 3, 4 and 7 hereof.

         10.3. KSI;3SI may terminate this Agreement at any time prior to the Closing Date by giving written notice to BDPC and COLE at any time prior to the Closing Date in the event BDPC is in material breach of any representation, warranty or covenant on its part contained in this Agreement, has failed or is unable to perform any material covenant or agreement on BDPC's part to be performed hereunder, or by reason of the failure of any condition precedent under Sections 3, 4 and 7 hereof.

         10.4. The termination of this Agreement prior to the Closing Date shall be without cost or liability to any of the parties hereto, each of which shall bear its own expenses incurred in connection with the execution and performance of this Agreement prior to the Closing hereunder.

SECTION 11.       MISCELLANEOUS

     11.1. Amendments and Waiver. No amendment, waiver or consent with respect to any provision of this Agreement shall in any event be effective, unless the same shall be in writing and signed by the parties hereto, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

     11.2. Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be delivered in person or sent by registered or certified mail, postage prepaid and return receipt requested, commercial overnight courier (such as Express Mail, Federal Express, etc.) with written verification of receipt or by facsimile telecopy. A notice shall be deemed given:
(a) when delivered by personal delivery (as evidenced by the receipt);
(b) ten (10) days after deposit in the mail if sent by registered or certified mail; (c) one (1) business day after having been sent by commercial overnight courier as evidenced by the written verification of receipt; or (d) one business day after the date of confirmation if telecopied, in each event addressed as set forth below:

If to BDPC or COLE:       Ronald H. Cole
                          Brown Disc Products Company, Inc.
                          1120-B Elkton Drive
                          Colorado Springs, Colorado 80907-3568
                          Facsimile number (719) 590-7466

IF TO KSI;3SI or the
 KSI;3SI Shareholders:    Frank Backes, Frederick Slack
                            and Larry Valdez
                          KSI;3SI Inc.
                          6886 South Yosemite Street
                          Englewood, Colorado  80112
                          Facsimile number  303-741-9801

Any party may change its address for receiving notice given by written notice given to the others named above.

     11.3. Expenses.   Each party to this Agreement shall pay its own
costs and expenses in connection with the transactions contemplated by the Agreement.

     11.4. Counterparts. This Agreement may be executed simultaneously in two or more counterparts each of which shall be deemed an original, but all of which together constitute one and the same instrument.

     11.5. Successors and Assigns. This Agreement shall bind and inure to the benefit of the parties named herein and their respective successors and assigns. No party to this Agreement shall be entitled to assign its rights and duties under this Agreement without the consent of the other parties.

     11.6. Entire Transaction. This Agreement and the documents referred to herein contain the entire understanding among the parties with respect to the actions contemplated hereby and supersedes all other agreements, understandings and undertakings among the parties on the subject matter hereof.

     11.7. Other Rules of Construction. References in this Agreement to sections, schedules and exhibits are to sections of, and schedules and exhibits to, this Agreement unless otherwise indicated. Words in the singular include the plural and in the plural include the similar. The word "or" is not exclusive. The word "including" shall mean including, without limitation. The section and other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     11.8. Announcements. Upon the execution of this Agreement, BDPC and KSI;3SI shall promptly confer to release an appropriate public announcement of the proposed Merger contemplated hereby; provided, that no such announcement shall be released except in the form of a written statement mutually agreed by both parties.

     11.9. No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the parties, the Surviving Corporation and their respective shareholders, successors and permitted assigns.

     11.10. Interpretation. This Agreement shall be interpreted according to its fair meaning and not for or against either party who may have drafted provisions hereof.

     11.11. Choice of Law. This Agreement shall be deemed to have been made and executed, and all performance shall be deemed to take place, within the State of Colorado. All aspects of this AGREEMENT shall be governed by and interpreted by the laws of the State of Colorado.

     11.12. Binding Arbitration. Any dispute arising out of or relating to this Agreement or the breach of this Agreement shall be resolved by binding arbitration pursuant to the Rules of the American Arbitration Association then in effect. The parties shall have the right to conduct all discovery permitted by Colorado law in connection with any such arbitration proceedings, and hereby waive all rights to trial by jury and rights of appeal.

     11.13. Choice of Venue. Any arbitration shall take place in the City of Colorado Springs, Colorado. Any litigation, including litigation arising out of or concerning such arbitration, shall be conducted exclusively in the trial courts of general jurisdiction the County of El Paso, State of Colorado. All parties hereby consent to the jurisdiction of such court for all litigation.

     12.   Reduction of Outstanding Warrants; Piggyback Registration.

   BDPC hereby agrees that, as an additional condition precedent to Closing, it will on or before Closing, cause its total outstanding warrants for BDPC Common Stock to be reduced to 361,950 warrants, as follows:

        A. 3,000,000 current Class A and all Class B Warrants will be canceled in exchange for issuance of 808,050 Class A Common Stock.

        B.    The 351,950 Class C warrants will remain outstanding.

        C. Cole and BDPC will have the right, at their election, to register up to 200,000 shares of the BDPC Common Stock issued pursuant to the 808,050 shares granted by BDPC, as follows:

   Registration Rights. The Company covenants and agrees as follows:

     12.1   Definitions.  For purposes of this Section 6:

          (1) The term "register," "registered," and "registration" refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Act, and the declaration or ordering of effectiveness of such registration statement or document;

          (2) The term "Securities with Piggyback Rights" means securities of the Company which are entitled upon request to be included in a registration effected by the Company
          (including a registration statement effected by the Company for shareholders).

     12.2 Company Registration. If (but without any obligation to do so) the Company proposes to register (including for this purpose a registration effected by the Company on Form S-8), any of its stock or securities under the Act, the Company shall, at such time, promptly give each Holder of the 200,000, written notice of such registration. Upon the written request of each such Holder given within twenty (20) days after mailing of such notice by the Company in accordance with the notice requirements hereof, the Company shall, subject to the provisions hereof, cause to be registered under the Act all of the Piggyback Securities, up to the limit of a total 200,000 shares issued pursuant to the Class A Common Stock warrants.

     12.3 Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section that the selling Holders shall furnish to the Company such information regarding themselves, the Piggyback Securities held by them, and the intended method of disposition of such securities shall be required to effect the registration of their Piggyback Securities.

     12.4 Expenses of Piggyback Registration. All expenses incurred in connection with registrations pursuant hereto, including (without limitation) all registration, filing and qualification fees, printers' and accounting fees, audit fees, if required, fees and disbursements of counsel for the Company, and the reasonable fees and disbursements of one counsel for the selling Holders shall be borne by the Holders of the 200,000 Piggyback Securities.

     12.5 Underwriting ReqUirements. In connection with any offering involving an underwriting of shares, the Company shall not be required to include any of the Holders' securities in such underwriting unless they accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by it, and then only in such quantity as will not, in the opinion of the underwriters, jeopardize the success of the offering by the Company.

     12.6 Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 12.

     12.7 Indemnification. In the event any Piggyback Securities are included in a registration statement under this Section 12:

          (1) To the extent permitted by law, the Company and the Holders of the Piggyback Securities will each indemnify and hold harmless each other and the officers, directors and controlling shareholders of the Company and any underwriter (as defined in the Act), against any losses, claims, damages, or liabilities (joint of several) to which they may become subject under the Act, the 1934 Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a "Violation"): (a) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (b) the omission or alleged omission to state there a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (c) any violation or alleged violation by the Company of the Act, the 1934 Act, any state securities law or any rule or regulation promulgated under the Act, the 1934 Act or any state securities law; and the indemnifying party will reimburse the party indemnified for any legal or other expenses reasonably incurred by it in connection with investigating or defending any such loss, claim, damage, liability, or action. The Company shall not be liable under any of the foregoing circumstances for any such loss, claim, damage, liability, or action to the extent that it arises out of or is based upon a Violation which
          occurs in reliance upon and in conformity with   written
          information furnished expressly for use in connection with such registration by any such Holder of the Piggyback Securities.

          (2) Promptly after receipt by an indemnified party, under this Section of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section, notify the indemnifying party in writing of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other represented by such counsel in such proceeding. The failure to notify an indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section, but the omission so to notify the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section.

     12.8 Assignment of Registration Rights. The rights to cause the Company to register Piggyback Securities pursuant to this Section may not be assigned by a Holder of such Piggyback Securities, without the prior written consent of the Company.

     IN WITNESS WHEREOF, each of the parties hereto has executed or caused this Agreement to be executed all as of the date first written above.


         BROWN DISC PRODUCTS COMPANY, INC.

         By:  (s)  RONALD H. COLE
              --------------------------
               Ronald H. Cole, Chairman and Chief Executive Officer


         KSI;3SI, INC.

         By:  (s)  LARRY VALDEZ
              --------------------------
               Larry Valdez, President

         By:  (s)  FRANK BACKES
              --------------------------
               Frank Backes, Vice President

         By:  (s)  FRED SLACK
              --------------------------
               Fred Slack, Chief Executive Officer


         INDIVIDUALS:

         (s)  RONALD H. COLE
              --------------------------
         RONALD H. COLE, an individual

         (s)  FRANK BACKES
              --------------------------
         FRANK BACKES, an individual

         (s)  FREDERICK SLACK
              --------------------------
         FREDERICK SLACK, an individual

         (s)  LARRY VALDEZ
              --------------------------
         LARRY VALDEZ, an individual
